Exhibit 21.1

Subsidiaries of Registrant

Name	Percentage Ownership	State of Organization
CAPITOL INVESTMENT MERGER SUB 1, LLC	100%	Delaware
CAPITOL INTERMEDIATE HOLDINGS, LLC	100%	Delaware
CAPITOL INVESTMENT MERGER SUB 2, LLC	100%[1]	Delaware

[1] Wholly owned by Capitol Intermediate Holdings, LLC